McGRAW HILL FINANCIAL REPORTS 1st QUARTER RESULTS

Revenue Increased 5% (6% Organic)

Diluted EPS from Continuing Operations Increased 66% to $0.89

Adjusted Diluted EPS from Continuing Operations Increased 12% to $0.89

Platts and S&P Dow Jones Indices Lead Growth

New York, NY, April 29, 2014 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported first quarter 2014 results with revenue of $1.24 billion, an increase of 5% compared to the same period last year. Taking into consideration the sale of Aviation Week, as well as the sale of Financial Communications and the shutdown of several small products within S&P Capital IQ, organic revenue increased 6%. Net income and diluted earnings per share from continuing operations were $248 million and $0.89, respectively.

Adjusted net income from continuing operations increased 9% to $248 million and adjusted diluted earnings per share from continuing operations increased 12% to $0.89. The adjustments were in the first quarter of 2013 and included costs necessary to establish the separation of McGraw-Hill Education and pre-tax legal settlements. There were no adjustments in the first quarter of 2014.

“Platts and S&P Dow Jones Indices delivered outstanding revenue growth, securing another solid quarter for the Company. The robust performance of these businesses more than offset the impact of tough year-over-year bond issuance comparisons at Standard & Poor's Ratings Services,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. "We have assembled a world-class portfolio of businesses and the strength of this portfolio was evident during the quarter."

Changes to Unallocated Expense: As part of the transformation to McGraw Hill Financial, a comprehensive review of accounting and reporting practices and policies was undertaken. As a result, beginning in 2014, all shared operating services will be fully allocated to the business segments utilizing a methodology that more closely aligns with each segment's usage of these services. The costs that remain in Unallocated Expense will be corporate center costs and certain items such as unoccupied office space. Exhibit 8 provides a recast of operating profit, by quarter, for 2013. For 2013 in total, $75 million of these costs have been reallocated to the segments.

The Outlook: Adjusted earnings per share guidance remains unchanged at $3.75 to $3.85.

Standard & Poor’s Ratings Services: Quarterly revenue increased 1% to $569 million compared to the same period last year. Difficult debt issuance comparisons during the quarter resulted in weakness in bond ratings revenue. This was largely offset by strength in bank loan ratings, annual fees, and Rating Evaluation Service revenue. Operating profit decreased 4% to $240 million with an operating profit margin of 42%.

Transaction revenue decreased 7% to $245 million compared to the same period last year driven by weak issuance, particularly in structured finance. Bank loan ratings continued to show strength with a 19% increase.

Non-transaction revenue increased 9% in the quarter and represented 57% of Standard & Poor's Ratings Services' total revenue compared to 53% for the same period last year. Non-transaction growth was driven primarily by annual fees as well as Rating Evaluation Service revenue.

Domestic revenue decreased 2% and international revenue increased 6%. Foreign exchange rates had a negligible impact on results. International revenue represented 46% of Standard & Poor’s Ratings Services' total first-quarter revenue.

S&P Capital IQ: Revenue increased 4% to $301 million in the first quarter of 2014 compared to the same period last year. Excluding previous portfolio rationalization, organic revenue growth was 6%. Operating profit increased 6% to $53 million.

All three pieces of the business — S&P Credit Solutions, S&P Capital IQ Desktop & Enterprise Solutions and S&P Capital IQ Markets Intelligence — contributed to the growth.

S&P Capital IQ’s international revenue increased 4% to $102 million in the first quarter and represented 34% of the segment’s total revenue.

Product rollouts have begun with a wave of new desktop capabilities that are all targeted to be launched before year-end. The first of these, Credit Analytics, launched in February. Credit Analytics allows S&P Capital IQ Desktop users to better understand the creditworthiness of potential investments and counterparties by utilizing a powerful set of risk analysis capabilities on a single platform.

S&P Dow Jones Indices: Revenue increased 18% to $137 million in the first quarter of 2014 compared to the same period last year. Quarterly operating profit increased 43% to $91 million. Quarterly operating profit attributable to the Company increased 45% to $67 million.

Approximately one-half of the revenue increase was due to growth in exchange-traded funds and exchange-traded derivatives. Assets under management in exchange-traded funds based on the S&P Dow Jones Indices increased 27% to $667 billion at the end of the quarter. Trading volume of the exchange-traded derivatives SPX (S&P 500 Index) and VIX (CBOE Volatility Index) increased 9% and 24%, respectively. The other half of the revenue increase was due to a refinement of our revenue recognition for certain products. This is expected to be the only quarter meaningfully impacted by this change.

Commodities & Commercial Markets: Revenue increased 6% to $251 million. Operating profit increased 27% to $76 million in the first quarter compared to the same period last year.

Platts continued to experience steady revenue growth, delivering a 14% increase to $148 million for the period. During the quarter, Petroleum, Metals & Agriculture, and Petrochemicals delivered double-digit revenue growth while Power & Gas delivered mid single-digit revenue growth.

Commercial Markets’ revenue decreased 3%, however, organic revenue grew 5% excluding the sale of Aviation Week. Growth was led by J.D. Power which delivered double-digit gains primarily from its strong auto business in China as well as customer advertising.

Unallocated Expense: Unallocated expense includes corporate center functions and certain specific non-performance related items. Adjusted unallocated expense increased by 27% to $30 million in the first quarter primarily due to increased unoccupied office space and professional fees.

Share Repurchase: During the quarter, the Company repurchased approximately 2.2 million shares. The Company now has approximately 47.8 million shares remaining under the existing authorization from the Board of Directors.

Balance Sheet and Cash Flow: Cash and equivalents at the end of the first quarter were $1.5 billion, relatively flat from the end of 2013. In the first three months of the year, free cash flow from continuing operations was $85 million, an increase of $171 million from the same period in 2013. The increase was impacted by the timing of tax payments. The first quarter free cash flow is typically low due to the payment of annual incentive compensation.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit, adjusted unallocated expense and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 7 and 8.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 29, 2014, at 8:30 a.m. EDT. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at

http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5126136. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 29, 2014. Domestic participants may call (866) 467-2404; international participants may call +1 (203) 369-1443 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy; the successful marketing of competitive products; and the effect of competitive products and pricing.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power and McGraw Hill Construction. The Company has approximately 17,000 employees in 29 countries. Additional information is available at www.mhfi.com

Investor Relations: http://investor.mhfi.com

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Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three months ended March 31, 2014 and 2013

(dollars in millions, except per share data)

(unaudited)	2014	2013	% Change

Revenue	$1,236	$1,181	5%
Expenses	806	903	(11)%
Operating profit (a)	430	278	55%
Interest expense, net	14	15	(10)%
Income from continuing operations before taxes on income	416	263	58%
Provision for taxes on income	141	89	60%
Income from continuing operations	275	174	58%
Loss from discontinued operations	—	(31)	N/M
Gain on sale of discontinued operations	—	612	N/M
Discontinued operations, net of tax	—	581	N/M
Net income	275	755	(64)%
Less: net income attributable to noncontrolling interests - continuing	(27)	(21)	26%
Less: net loss attributable to noncontrolling interests - discontinued	—	1	N/M
Net income attributable to McGraw Hill Financial, Inc.	$248	$735	(66)%

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$248	$153	62%
Income from discontinued operations	—	582	N/M
Net income	$248	$735	(66)%

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$0.91	$0.55	67%
Diluted	$0.89	$0.54	66%
Income from discontinued operations:
Basic	$—	$2.07	N/M
Diluted	$—	$2.05	N/M
Net income:
Basic	$0.91	$2.62	(65)%
Diluted	$0.89	$2.59	(65)%

Weighted-average number of common shares outstanding:
Basic	271.8	280.5
Diluted	277.2	284.3

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)	2013 includes $44 million in costs necessary to enable the separation of McGraw-Hill Education and reduce our cost structure and approximately $77 million for pre-tax legal settlements.

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Balance Sheets

March 31, 2014 and December 31, 2013

(dollars in millions)

(unaudited)	March 31,	December 31,
	2014	2013

Assets:
Cash and equivalents	$1,531	$1,542
Other current assets	1,333	1,394
Total current assets	2,864	2,936
Property and equipment, net	242	249
Goodwill and other intangible assets, net	2,449	2,445
Asset for pension benefits	277	261
Other non-current assets	179	170
Total assets	$6,011	$6,061

Liabilities and Equity:
Unearned revenue	$1,310	$1,309
Other current liabilities	944	1,063
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	741	736
Total liabilities	3,794	3,907
Redeemable noncontrolling interest	810	810
Total equity	1,407	1,344
Total liabilities and equity	$6,011	$6,061

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Three months ended March 31, 2014 and 2013

(dollars in millions)

(unaudited)	2014	2013

Operating Activities:
Income from continuing operations	$275	$174
Adjustments to reconcile income from operations to cash provided by operating activities from continuing operations:
Depreciation	21	23
Amortization of intangibles	12	12
Stock-based compensation	18	21
Other	—	99
Net changes in operating assets and liabilities	(206)	(376)
Cash provided by (used for) operating activities from continuing operations	120	(47)

Investing Activities:
Capital expenditures	(20)	(22)
Acquisitions, net of cash acquired	(15)	—
Cash used for investing activities from continuing operations	(35)	(22)

Financing Activities:
Repayments of short-term debt, net	—	(457)
Dividends paid to shareholders	(82)	(79)
Dividends and other payments paid to noncontrolling interests	(15)	(17)
Repurchase of treasury shares	(164)	(500)
Exercise of stock options and other	165	82
Cash used for financing activities from continuing operations	(96)	(971)
Effect of exchange rate changes on cash from continuing operations	—	(23)
Cash used for continuing operations	(11)	(1,063)
Cash provided by discontinued operations	—	2,208
Net change in cash and equivalents	(11)	1,145
Cash and equivalents at beginning of period	1,542	760
Cash and equivalents at end of period	$1,531	$1,905

Exhibit 3

McGraw Hill Financial

Operating Results by Segment

Three months ended March 31, 2014 and 2013

(dollars in millions)

(unaudited)	Revenue

	2014	2013	% Change

S&P Ratings Services	$569	$561	1%
S&P Capital IQ	301	288	4%
S&P Dow Jones Indices	137	115	18%
Commodities & Commercial Markets	251	236	6%
Intersegment Elimination	(22)	(19)	(13)%
Total revenue	$1,236	$1,181	5%

	Segment Expenses

	2014	2013	% Change

S&P Ratings Services	$329	$312	6%
S&P Capital IQ	248	238	4%
S&P Dow Jones Indices	46	51	(12)%
Commodities & Commercial Markets	175	176	(1)%
Intersegment Elimination	(22)	(19)	(13)%
Total segment expenses	$776	$758	2%

	Operating Profit

	2014	2013	% Change

S&P Ratings Services	$240	$249	(4)%
S&P Capital IQ	53	50	6%
S&P Dow Jones Indices	91	64	43%
Commodities & Commercial Markets	76	60	27%
Total operating segments	460	423	9%
Unallocated expense (a)	(30)	(145)	(79)%
Total operating profit	$430	$278	55%

(a)	2013 includes $44 million in costs necessary to enable the separation of McGraw-Hill Education and reduce our cost structure and approximately $77 million for pre-tax legal settlements.

Exhibit 4

McGraw Hill Financial

Operating Results by Segment - Reported vs. Performance

Three months ended March 31, 2014 and 2013

(dollars in millions, except per share amounts)

(unaudited)	2014	2013			% Change
	Reported	Reported	Non-GAAP Adjustments	Performance	Reported	Performance

S&P Ratings Services	$240	$249	$—	$249	(4)%	(4)%
S&P Capital IQ	53	50	—	50	6%	6%
S&P Dow Jones Indices	91	64	—	64	43%	43%
Commodities & Commercial Markets	76	60	—	60	27%	27%
Segment operating profit	460	423	—	423	9%	9%
Unallocated expense	(30)	(145)	121 (a)	(24)	(79)%	27%
Operating profit	430	278	121	399	55%	8%
Interest expense, net	14	15	—	15	(10)%	(10)%
Income before taxes on income	416	263	121	384	58%	8%
Provision for taxes on income	141	89	46	135	60%	5%
Income from continuing operations	275	174	75	249	58%	10%
Income from discontinued operations	—	581	(581)	—	N/M	—%
Net income	275	755	(506)	249	(64)%	10%
Less: NCI net income - continuing	(27)	(21)	—	(21)	26%	26%
Less: NCI net loss - discontinued	—	1	(1)	—	N/M	—%
Net income - continuing	248	153	75	228	62%	9%
Net income - discontinued	—	582	(582)	—	N/M	N/M
Net income attributable to MHFI	$248	$735	$(507)	$228	(66)%	9%

Diluted EPS - continuing	$0.89	$0.54	$0.26	$0.80	66%	12%
Diluted EPS - total	$0.89	$2.59	$(1.79)	$0.80	(65)%	12%

N/M - not meaningful

(a)	Includes $44 million in costs necessary to enable the separation of McGraw-Hill Education and reduce our cost structure and approximately $77 million for pre-tax legal settlements.

Exhibit 5

McGraw Hill Financial

Revenue Information

Three months ended March 31, 2014 and 2013

(dollars in millions)

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services (a)	$324	$297	9%	$245	$264	(7)%
S&P Capital IQ (b)	274	260	5%	27	28	(3)%
S&P Dow Jones Indices (c)	26	25	3%	111	90	23%
Commodities Markets (d)	136	119	14%	12	11	16%
Commercial Markets (e)	37	39	(5)%	66	67	(2)%
Intersegment elimination	(22)	(19)	13%	—	—
Total revenue	$775	$721	7%	$461	$460	—%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination which mainly consists of the royalty of $19 million and $18 million for the three months ended March 31, 2014 and 2013, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings Services.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue is related to Platts real-time news, market data, and price assessments, along with other print and digital information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events.

(e)	Subscription revenue is related to print and digital information products primarily serving automotive and construction markets, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

 Domestic vs. International Revenue

(unaudited)	Domestic			International
	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services	$305	$313	(2)%	$264	$248	6%
S&P Capital IQ	199	190	5%	102	98	4%
S&P Dow Jones Indices	108	88	21%	29	27	9%
Commodities Markets	57	50	14%	91	80	14%
Commercial Markets	77	81	(5)%	26	25	4%
Intersegment elimination	(12)	(10)	20%	(10)	(9)	11%
Total revenue	$734	$712	3%	$502	$469	7%

Exhibit 6

McGraw Hill Financial

Non-GAAP Financial Information

Three months ended March 31, 2014 and 2013

(dollars in millions)

 Computation of Free Cash Flow

(unaudited)	2014	2013
Cash provided by (used for) operating activities from continuing operations	$120	$(47)
Capital expenditures	(20)	(22)
Dividends and other payments paid to noncontrolling interests	(15)	(17)
Free Cash Flow	$85	$(86)

McGraw Hill Financial Organic Revenue

(unaudited)	2014	2013	% Change
Total revenue	$1,236	$1,181	5%
Aviation Week	—	(8)
S&P Capital IQ product closures and divestitures	(1)	(6)
Total Adjusted Revenue	$1,235	$1,167	6%

Adjusted S&P Capital IQ Revenue

(unaudited)	2014	2013	% Change
S&P Capital IQ	$301	$288	4%
Product closures and divestitures	(1)	(6)
Adjusted S&P Capital IQ	$300	$282	6%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	2014	2013	% Change
Commodities & Commercial Markets	$251	$236	6%
Aviation Week	—	(8)
Adjusted Commodities & Commercial Markets	$251	$228	10%

Commercial Markets	$103	$106	(3)%
Aviation Week	—	(8)
Adjusted Commercial Markets	$103	$98	5%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	2014	2013	% Change
Operating profit	$91	$64	43%
Operating profit attributable to noncontrolling interests	24	18
Adjusted Net Operating Profit	$67	$46	45%

Exhibit 7

McGraw Hill Financial

Recasted Operating Profit & Operating Margin - Reported / Performance

(dollars in millions)

As part of our transformation to McGraw Hill Financial, a comprehensive review of our accounting and reporting practices and policies was undertaken. As a result, beginning on January 1, 2014, all shared operating services have been fully allocated to the segments utilizing a methodology that more closely aligns with each segment's usage of these services. The costs that remain in unallocated expense primarily relate to corporate center functions. The updated methodology is reflected in the segment results for the three months ended March 31, 2014 and accordingly, the segment results for the prior year comparative period have been reclassified to conform with the new presentation. The table below provides recasted operating profit and operating margin segment information for 2013 using the updated allocation methodology.

	2013
(unaudited)	Q1		Q2		Q3		Q4		Full Year
	Reported	Performance	Reported	Performance	Reported	Performance	Reported	Performance	Reported	Performance
S&P Ratings Services
Operating profit:
Previously reported	$259	$259	$277	$277	$243	$227	$221	$231	$1,000	$993
Additional allocated expenses	(10)	(10)	(9)	(9)	(13)	(13)	(11)	(11)	(42)	(42)
Recasted	$249	$249	$268	$268	$230	$214	$210	$220	$958	$952
Operating margin:
Previously reported	46.1%	46.1%	46.3%	46.3%	45.0%	42.0%	38.5%	40.2%	44.0%	43.7%
Recasted	44.4%	44.4%	44.7%	44.7%	42.7%	39.7%	36.7%	38.4%	42.1%	41.9%
S&P Capital IQ
Operating profit:
Previously reported	$56	$56	$55	$55	$54	$59	$46	$54	$211	$224
Additional allocated expenses	(6)	(6)	(6)	(6)	(4)	(4)	(6)	(6)	(23)	(23)
Recasted	$50	$50	$49	$49	$50	$55	$40	$47	$189	$201
Operating margin:
Previously reported	19.5%	19.5%	19.2%	19.2%	18.4%	20.0%	15.3%	17.8%	18.1%	19.1%
Recasted	17.3%	17.3%	17.2%	17.2%	17.1%	18.7%	13.2%	15.7%	16.1%	17.2%
S&P Dow Jones Indices
Operating profit:
Previously reported	$67	$67	$80	$80	$80	$80	$50	$50	$278	$278
Additional allocated expenses	(3)	(3)	(3)	(3)	(3)	(3)	(2)	(2)	(12)	(12)
Recasted	$64	$64	$77	$77	$77	$77	$48	$48	$266	$266
Operating margin:
Previously reported	57.9%	57.9%	65.1%	65.1%	64.4%	64.4%	38.8%	39.0%	56.3%	56.3%
Recasted	55.6%	55.6%	62.9%	62.9%	61.9%	61.9%	36.4%	36.6%	53.9%	54.0%
Commodities & Commercial Markets
Operating profit:
Previously reported	$62	$62	$83	$83	$91	$82	$76	$84	$311	$310
Additional allocated expenses	(2)	(2)	—	—	4	4	(1)	(1)	2	2
Recasted	$60	$60	$83	$83	$95	$86	$75	$84	$313	$312
Operating margin:
Previously reported	26.4%	26.4%	31.8%	31.8%	35.7%	32.3%	28.6%	31.7%	30.7%	30.6%
Recasted	25.3%	25.3%	32.0%	32.0%	37.1%	33.7%	28.6%	31.6%	30.8%	30.8%
Unallocated expenses
Previously reported	$(166)	$(45)	$(59)	$(49)	$(61)	$(52)	$(109)	$(58)	$(395)	$(203)
Additional allocated expenses	21	21	18	18	16	16	20	20	75	75
Recasted	$(145)	$(24)	$(41)	$(31)	$(45)	$(36)	$(89)	$(38)	$(321)	$(129)

Note - Totals presented may not sum due to rounding.

Exhibit 8